FAIRCHILD INTERNATIONAL CORPORATION
Suite 600
595 Hornby Street
Vancouver, British Columbia V6C 1A4

April 30, 2002

WINSTON CABELL

Dear Winston:

Re: Fairchild International Corporation (the "Corporation") - Stock Option Agreement

This letter will serve to confirm that, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it has been agreed to amend the incentive stock option agreement (the "Stock Option Agreement") entered into between yourself and the Corporation dated effective September 7, 2001 respecting the issuance to you of stock options (the "Options") to purchase up to an aggregate of 100,000 common shares in the capital stock of the Corporation at an exercise price of $0.25 per share exercisable until September 7, 2004.

Pursuant to section 6 of the terms and conditions attached to and forming part of the Stock Option Agreement, , the Stock Option Agreement shall be and is hereby amended to provide that the exercise price of the Options will be $0.06 per share.

The Stock Option Agreement, as amended hereby, shall continue in full force and effect.

Yours truly,

FAIRCHILD INTERNATIONAL CORPORATION

Per: /s/ Robert Grace

Robert Grace,
President

I, WINSTON CABELL, hereby consent to and agree with the foregoing, this 1st day of May, 2002.

/s/ Winston Cabell

_________________________________________
WINSTON CABELL